SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 9, 2007
MILESTONE SCIENTIFIC INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-26284	13-3545623

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
220 South Orange Avenue, Livingston Corporate Park, Livingston, New Jersey 07034
(Address of principal executive office) (Zip Code)
Registrant’s telephone number, including area code (973) 535-2717
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01: Other Matters.
     On July 9, 2007, Milestone issued a press release announcing a line of credit with the following terms:
     The aggregate amount of the revolving credit facility is $1 million. Borrowings under the line will bear interest at 6% per annum, compounded quarterly in arrears, with one year’s interest at 1% payable in advance on each draw down, and will be evidenced by a promissory “grid” note in usual form. Monies may be drawn by Milestone under the line in multiples of $100,000 upon five days written notice to the Lender from either Milestone’s Chief Executive Officer or Chief Financial Officer. Borrowings may be prepaid at any time in multiples of $100,000, without penalty. The line will expire on December 31, 2008, and all borrowings under the line and interest thereon will be payable in cash, or in Milestone’s Common Stock, as provided below, on June 30, 2010.
     Promptly after each draw down of funds under the line, Milestone will issue the Lender three-year warrants exercisable at $5.00 per share in an amount determined by dividing 50% of the amount borrowed by $5.00.
     After December 31, 2008 and before June 30, 2010, (i) Milestone, at its option, may pay the outstanding balance of the loan, including interest thereon, by issuing shares of Common Stock to the Lender valued at the lower of $2.00 per share or 80% of the average closing price of its shares during the 20 days ending with December 31, 2008, and (ii) the Lender may convert all or any part of the then outstanding balance owed, including interest thereon, into shares of Common Stock at $4.00 per share by written notice to Milestone.
     A copy of the Press Release is furnished as Exhibit 99.1 hereto.
Item 9.01: Financial Statements and Exhibits
(d) Exhibits:
99.1 Press Release dated July 9, 2007.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILESTONE SCIENTIFIC INC.
By:	/s/ Leonard Osser
Leonard Osser
Chairman and Chief Executive Officer

Dated: July 10, 2007